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                                  EXHIBIT 5.5.4
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MORGAN BEAUMONT, INC. BRANDS ITS NATIONAL PLATFORM OF CASH LOADING LOCATIONS AS
THE SIRE NETWORK
Monday January 24, 2:43 pm ET

SARASOTA, Fla.--(BUSINESS WIRE)--Jan. 24, 2005--Morgan Beaumont, Inc., (OTCBB:MBEU - News) a premier technology solution provider to the Stored Value and Debit Card market as well as an issuer of signature-based VISA, MasterCard hologram cards and Debit Card Solutions announced today that it will brand its national platform of cash loading and payment locations as the Sire Network.

Cliff Wildes, CEO of Morgan Beaumont, said, "The Sire Network provides a brand name, look and feel for our proprietary technology platform and network of retail load locations. This will increase our visibility and name recognition for cardholders and merchants when they seek out our secure, convenient, national cash loading and payment network. Now consumers will see the Sire Network logo displayed prominently at merchants in our network, as well as in other marketing collateral they may receive. In addition, we will certify merchants and distributors with a formal training curriculum, to ensure that they have the support, tools, and knowledge they need to be successful as members of the Network."

He added, "It is our goal to establish the Sire Network as the de facto standard Debit/ATM platform and payment network in the nation. We can do this because our network is open technology that allows multiple card issuers, once certified, to load cards onto a national platform and ultimately as a national payment platform for goods and services. We are establishing certification standards so that competing card programs can participate with us on our network. So far, interest in certification has been high because the industry desires a national, inter-operable platform that supports repeated card usage and localized services to consumers."

As part of the branding initiative, Morgan Beaumont's network of POP locations, targeted to reach at least 100,000 locations by year-end 2005, will receive marketing materials highlighting the Sire brand. Distributors, agents, and independent sales organizations will receive complete training and marketing collateral about the Sire Network, its benefits to merchants, and its ease of use.

Also, Morgan Beaumont will issue formal certification to all merchant and distributor members of the Sire Network, pending completion of a training curriculum. Certification will include different levels, depending on merchant/distributor size, volume, and marketing commitment. More benefits will accrue to higher levels of certification.

Merchants interested in joining the Sire Network and earning recurring income from card sales and loads can get application information online at http://www.morganbeaumont.com or by calling Alexandra Sanchez at Morgan Beaumont, 941-753-2875 ext. 2015.

Morgan Beaumont, Inc. (OTCBB:MBEU - News) is a Technology Solutions Company located in Sarasota, Florida. Morgan is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. Morgan Beaumont is a MasterCard Third Party Processor
(TPP). The company also has a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995:

Statements about the expected future prospects of our business, our outlook for earnings per share in 2004, statements about our outlook for internal revenue growth in 2004 and 2005, and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately,"

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"intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.


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CONTACT:
     Morgan Beaumont Inc., Sarasota
     Erik Jensen, 941-753-2875 Ext. 2007


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Source: Morgan Beaumont, Inc.